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As filed with the Securities and Exchange Commission on September 15, 2017

Registration No. 333-218959

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BEST Inc.
(Exact name of Registrant as specified in its charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	4210 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

2nd Floor, Block A, Huaxing Modern Industry Park
No. 18 Tangmiao Road, Xihu District, Hangzhou
Zhejiang Province 310013
People's Republic of China
+86-571-88995656
(Address and Telephone Number of Registrant's Principal Executive Offices)

Law Debenture Corporate Services Inc.
801 2nd Avenue, Suite 403
New York, NY 10017
+1-212-750-6474
(Name, address and telephone number of agent for service)

Chris K.H. Lin, Esq. Daniel Fertig, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600	Yilong Du, Esq. Latham & Watkins LLP Unit 2318, China World Trade Office 2 1 Jian Guo Men Wai Avenue Beijing 100004 People's Republic of China +86 10 5965-7000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

           Emerging growth company    ☐

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)(2)	Amount to be Registered(2)(3)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Class A ordinary shares, par value US$0.01 per share	71,415,000	US$15.00	US$1,071,225,000	US$124,155

(1)
American depositary shares, or ADSs, evidenced by American depositary receipts issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-220361). Each ADS represents one Class A ordinary share.

(2)
Includes (a) Class A ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their option to purchase additional ADSs and (b) all Class A ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States. Offers and sales of Class A ordinary shares outside the United States are being made pursuant to Regulation S under the Securities Act of 1933, as amended, and are not covered by this Registration Statement.

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(4)
Previously paid.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

 Explanatory Note

        The sole purpose of this amendment is to amend the exhibit index and to file Exhibits 1.1, 5.1 and 23.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        The Cayman Companies Law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-listing articles provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person's dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our post-listing articles.

        Under the form of indemnification agreement filed as Exhibit 10.10 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

        The form of underwriting agreement filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

        During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters' underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on

Regulation S, Regulation D or Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Issuance	Number of Securities		Consideration (US$)
Various investment funds	January 15, 2014	39,624,101 Series	E preferred shares	127,500,000
Alibaba Investment Limited	January 15, 2014	3,107,773 Series	E preferred shares	10,000,000
Alibaba Investment Limited	January 15, 2015	31,680,441 Series	F-2 preferred shares	132,500,000
An investment fund	February 2, 2016	15,479,382 Series	G-1 preferred shares	140,000,000
Cainiao Smart Logistics Investment Limited	February 2, 2016	14,705,413 Series	G-2 preferred shares	133,000,000
Various investment funds	February 2, 2016	23,219,072 Series	G-2 preferred shares	210,000,000
Cainiao Smart Logistics Investment Limited	April 29, 2016	3,538,144 Series	G-2 preferred shares	32,000,000
Various investment funds	April 29, 2016	27,088,918 Series	G-2 preferred shares	245,000,000
Our directors, officers, employees and consultants	Various dates from June 30, 2008 to June 30, 2017	Options to purchase an aggregate of 19,072,006 ordinary shares		Services to us

Item 8.    Exhibits and Financial Statement Schedules

(a)
Exhibits

        See Exhibit Index beginning on page II-3 of this registration statement.

(b)
Financial Statement Schedules.

        All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9.    Undertakings

        (a)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1		Form of Underwriting Agreement

3.1	†	Eighth Amended and Restated Memorandum and Articles of Association of the Registrant, as adopted by special resolutions on April 5, 2016, and effective on April 29, 2016

3.2	†	Form of Ninth Amended and Restated Memorandum and Articles of Association of the Registrant, effective upon the completion of this offering

4.1	†	Specimen of Ordinary Share Certificate

4.2	**	Form of Deposit Agreement between the Registrant and Citibank, N.A., as depositary

4.3	**	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.2)

4.4	†	Seventh Amended and Restated Shareholders Agreement among the Registrant, its then shareholders, subsidiaries and variable interest entity, dated April 5, 2016

4.5	†	Amendment No. 1 to Seventh Shareholders Agreement, as adopted by shareholder resolutions on September 6, 2017

5.1		Form of Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered

8.1		Form of Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	†	Form of Opinion of King & Wood Mallesons regarding certain Chinese tax matters (included in Exhibit 99.2)

10.1	†	Loan Agreement between Zhejiang BEST Technology Co., Ltd., Wei Chen and Lili He, dated October 12, 2011 (English Translation)

10.2	†	Loan Agreement between Zhejiang BEST Technology Co., Ltd. and Hangzhou Ali Venture Capital Co., Ltd., dated February 15, 2015 (English Translation)

10.3	†	Amended and Restated Exclusive Technical Services Agreement between Hangzhou BEST Network Technologies Co., Ltd. and Zhejiang BEST Technology Co., Ltd., dated June 21, 2017 (English Translation)

10.4	†	Amended and Restated Equity Pledge Agreement concerning Hangzhou BEST Network Technologies Co., Ltd., among Wei Chen, Lili He, Hangzhou Ali Venture Capital Co., Ltd., Zhejiang BEST Technology Co., Ltd. and Hangzhou BEST Network Technologies Co., Ltd., dated June 21, 2017 (English Translation)

10.5	†	Amended and Restated Shareholders' Voting Rights Proxy Agreement concerning Hangzhou BEST Network Technologies Co., Ltd., among Wei Chen, Lili He, Hangzhou Ali Venture Capital Co., Ltd., BEST Logistics Technologies Limited, Zhejiang BEST Technology Co., Ltd. and Hangzhou BEST Network Technologies Co., Ltd., dated June 21, 2017 (English Translation)

10.6	†	Amended and Restated Exclusive Call Option Agreement concerning Hangzhou BEST Network Technologies Co., Ltd., among Wei Chen, Lili He, Hangzhou Ali Venture Capital Co., Ltd., BEST Logistics Technologies Limited, Zhejiang BEST Technology Co., Ltd. and Hangzhou BEST Network Technologies Co., Ltd., dated June 21, 2017 (English Translation)

Exhibit No.		Description of Exhibit
10.7	†	BEST Logistics Technologies Limited Series G Preferred Share Purchase Agreement, among the Registrant, its then shareholders, subsidiaries and variable interest entity and certain investors named therein, dated January 18, 2016

10.8	†	BEST Logistics Technologies Limited Series G-2 Preferred Share Purchase Agreement, among the Registrant, its then shareholders, subsidiaries and variable interest entity and certain investors named therein, dated April 5, 2016

10.9	†	Share Repurchase Agreement, among the Registrant and certain selling shareholders named therein, dated April 5, 2016

10.10	†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.11	†	Form of Employment Agreement between the Registrant and its executive officers who are not PRC citizens

10.12	†	Form of Employment Agreement between the Registrant and its executive officers who are PRC citizens (English Translation)

10.13	†	Form of Letter of Commitment and Non-Compete between the Registrant and its executive officers who are PRC citizens

10.14	†	BEST Logistics Technologies Limited 2008 Equity and Performance Incentive Plan

10.15	†	BEST Inc. 2017 Equity Incentive Plan

21.1	†	Significant Subsidiaries of the Registrant

23.1		Consent of Ernst & Young Hua Ming LLP as to the financial information of BEST Inc.

23.2		Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	†	Consent of King & Wood Mallesons (included in Exhibit 99.2)

23.4	†	Consent of iResearch

23.5	†	Consent of George Chow

23.6	†	Consent of Wenbiao Li

23.7	†	Consent of Quan Hao

24.1	†	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

99.1	†	Code of Business Conduct

99.2	†	Opinion of King & Wood Mallesons regarding certain PRC law matters

**
Incorporated by reference to our Registration Statement on Form F-6 (Registration No. 333-220361) filed with the Securities and Exchange Commission on September 6, 2017 with respect to American depositary shares representing our Class A ordinary shares.

†
Previously filed.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, China on September 15, 2017.

BEST Inc.
By:	/s/ SHAO-NING JOHNNY CHOU
	Name:	Shao-Ning Johnny Chou
	Title:	Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following person in the capacity and on the dates indicated.

Signature	Title	Date

/s/ SHAO-NING JOHNNY CHOU Name: Shao-Ning Johnny Chou	Chairman and Chief Executive Officer (principal executive officer)	September 15, 2017
* Name: Lei Guo	Chief Accounting Officer and Vice President of Finance (principal financial and accounting officer)	September 15, 2017
* Name: Wenhong Tong	Director	September 15, 2017
* Name: Jun Chen	Director	September 15, 2017
* Name: Mark Qiu	Director	September 15, 2017
* Name: Chiu-Chin Yang	Director	September 15, 2017
* Name: Shijia Yang	Director	September 15, 2017

Signature		Title	Date

* Name: Yinghao Zhang		Director	September 15, 2017
* Name: Weifeng Wang		Director	September 15, 2017
* Name: Mangli Zhang		Director	September 15, 2017
*By:	/s/ SHAO-NING JOHNNY CHOU Name: Shao-Ning Johnny Chou Attorney-in-Fact

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of BEST Inc. has signed this registration statement or amendment thereto in New York, New York on September 15, 2017.

By:	/s/ GISELLE MANON
	Name:	Giselle Manon
	Title:	Service of Process Officer Law Debenture Corporate Services Inc.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. Indemnification of Directors and Officers
  Item 7. Recent Sales of Unregistered Securities
  Item 8. Exhibits and Financial Statement Schedules
  Item 9. Undertakings
EXHIBIT INDEX
SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES